Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION
-OF-
ACETO CHEMICAL CO. INC.

(Under Section 807 of the Business Corporation Law)

                    We, the undersigned, SEYMOUR MANN and ARNOLD FRANKEL, being respectively the President and Secretary of ACETO CHEMCIAL CO. INC., hereby certify:

                    1.     The name of the corporation is ACETO CHEMCIAL CO. INC.

                    2.     The Certificate of Incorporation was filed by the Department of State on the 13th day of June, 1947.

                    3.     The Certificate of Incorporation is amended to effect the following amendments authorized by Section 801 of the Business Corporation Law:

                              (a)   To change the name of the corporation from ACETO CHEMICAL CO. INC. to ACETO CHEMICAL CO., INC.

                             (b)   To change its corporate purposes by changing the word “company” to “corporation” in subparagraphs (h) and (j) of Paragraph “SECOND” and to change the references to the Stock Corporation Law in Paragraph “SECOND” to the Business Corporation Law.

                             (c)   To increase the aggregate number of shares which the corporation shall have authority to issue by authorizing 2,000,000 additional shares of the par value of $2.50 per share, which may be issued in series, and to designate the same as Preferred shares and to designate the presently authorized shares as Common shares.

                             (d)   As to the Preferred shares which may be issued in series, to grant authority to the Board of Directors to establish and designate series and to fix the number of shares and the relative rights, preferences and limitation as between series.

                             (e)   To delete references to the initial subscribers and directors of the corporation.

                              The text of the Certificate of Incorporation, as amended by the filing of this Certificate, is hereby restated and amended to read as herein set forth in full.

RESTATED CERTIFICATE OF INCORPORATION
-OF-
ACETO CHEMICAL CO., INC.
(Under Section 807 of the Business Corporation Law)

                    FIRST: The name of the corporation is

ACETO CHEMICAL CO., INC.

                    SECOND: The purposes for which it is to be formed are to do any and all of the things hereinafter set forth to the same extent as natural persons might or could do in any part of the world; namely:

                    (a)   To carry on the business of chemists, druggists, dry-salters, oil and colour men; to manufacture, buy, sell, import, export and generally deal in pharmaceutical, medicinal, chemical, industrial and other preparations and articles, compounds, cements, oils, paints, pigments and varnishes, drugs, dyeware, paint and colour grinders, and in proprietary articles of all kinds, and all electrical, chemical, photographical, surgical, and scientific apparatus and materials.

                    (b)   To manufacture, import, export, buy, sell, lease, display, store, service, repair or otherwise deal in machinery or parts thereof, materials, supplies, textiles and merchandise of every kind and description.

                    (c)   To carry on business in the various states, territories, districts and insular possessions of the United States and in foreign countries as factors, agents and commission merchants; to solicit, receive, pack, crate, ship, bill and collect for all articles of merchandise offered by domestic manufacturers for sale and disposal in foreign markets, and to investigate, buy, secure, pack, crate, ship, bill and collect for all machinery, goods, wares, merchandise and commodities of domestic manufacture desired by corporations, associations, individuals or firms located in foreign countries.

                    (d)   To apply for, purchase or in any manner to acquire, and to hold, own, use and operate, and to sell or in any manner dispose of, and to grant, license other rights in respect of, and in any manner deal with any and all rights, inventions, improvements and processes used in connection with or secured under letters, patents or copyrights of the United States or other countries or otherwise, and to work, operate or develop the same, and to carry on any similar business, manufacturing or otherwise, which may directly or indirectly effectuate these objects or any one of them.

                    (e)   To purchase, lease or otherwise acquire and to hold, own; sell or dispose of real and personal property of all kinds and in particular lands, buildings, business concerns and undertakings, shares of stock, mortgages, bonds, debentures and other securities, merchandise, book debts and claims, trade marks, trade names, patents and patent rights, copyrights and any interest in real or personal property.

                    (f)   To borrow money for its corporate purposes, and to make, accept, endorse, execute and issue promissory notes, bills of exchange, bonds, debentures or other obligations from time to time, for the purchase of property or for any purpose in or about the business of the corporation, and, if deemed proper to secure the payment of any such obligations, by mortgage, pledge, deed of trust or otherwise.

                    (g)   To acquire and to take over as a going concern and thereafter to carry on the business of any person, firm or corporation engaged in any business which this corporation is authorized to carry on, and in connection therewith to acquire the good will and all or any of the assets and to assume or otherwise provide for all or any of the liabilities of any such business.

                    (h)   To sell, improve, manage, develop, lease, mortgage, dispose of or otherwise turn to account or deal with all or any part of the property of the corporation.

                    (i)   To carry on business at any place or places within the jurisdiction of the United States, and in any all foreign countries, and to purchase, hold, mortgage, convey, lease or otherwise dispose of and deal with real and personal property at any such place or places.

                    (j)   To enter into, make, perform and carry out contracts of every sort and kind which may be necessary or convenient for the business of the corporation, or business of a similar nature, with any person, firm, corporation, private, public or municipal, body politic under the government of the United States, or any state, territory, or colony thereof, or any foreign government, so far as, and to the extent that the same may be done and performed by corporations organized under the Business Corporation Law.

                    (k)   To do all and everything necessary, suitable or proper for the accomplishment of any of the purposes, the attainment of any of the objects of the furtherance of any of the powers hereinbefore set forth, either alone or in connection with other corporations, firms or individuals and either as principals, or agents, and to do every other act or acts, thing or things, incidental or appurtenant to or growing out of or connected with the aforesaid objects, purposes, or powers or any of them.

                    The foregoing enumeration of specific powers shall not be deemed to limit or restrict in any manner the general powers of the corporation and the enjoyment and exercise thereof, as conferred by the laws of the State of New York upon corporations organized under the provisions of the Business Corporation Law.

                    THIRD: (A)   The aggregate number of shares which the corporation shall have authority to issue is 5,000,000 of which 2,000,000 shares shall be Preferred Stock, issuable in series, of the par value of $2.50 per share and 3,000,000 shares shall be Common Stock of the par value of $.01 per share.

                    (B)   Subject to limitations prescribed by law, the Board of Directors is authorized to provide for the issue of shares of the Preferred Stock in one or more series, to establish the number of shares in each series, to fix the designation, relative rights, preferences and limitations of the shares of each such series and to cause to be filed in the Department of State of the State of New York, such certificates as may be required in connection therewith by the Business Corporation Law. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

                    (a)   The number of shares constituting the series and its designations;

                    (b)   The dividend rate and payment dates for shares of the series, whether such dividends shall be cumulative, and, if so, from which date or dates;

                    (c)   Whether shares of the series shall have voting rights in addition to those provided by law, and, if so, the terms of such rights;

                    (d)   Whether shares of the series shall be convertible into or exchangeable for other securities of the corporation, and, if so, the price or prices or the rate or rates of such conversion or exchange and the adjustments, if any, at which such conversion or exchange may be made;

                    (e)   Whether the shares of the series shall be redeemable, and, if so, the terms and conditions of such redemption, including the redemption price or prices per share during any specified period or periods;

                    (f)   The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation;

                    (g)   Any other relative, participating, optional or other rights, preferences or limitations of the shares of the series.

                    FOURTH:   The Secretary of State of the State of New York is hereby designated as the agent of the corporation upon whom process in any action or proceeding may be served; the office of the corporation shall be located in the City of New York, County of Queens, State of New York and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the corporation which may be served upon him is ACETO CHEMICAL CO., INC., 126-02 Northern Boulevard, Flushing, New York 11368.

                    FIFTH:        The duration of the corporation is to be perpetual.

                    SIXTH:        The number of its directors is to be not less than three (3) nor more than seven (7), none of whom need be stockholders.

                    SEVENTH:     The following provisions are inserted for the regulation and conduct of the affairs of the corporation and it is expressly provided that they are intended to be in furtherance of and not in limitation or exclusion of the powers conferred by statute:

                    (a)   Meetings of the stockholders and directors of the corporation for all purposes may be held at places in the State of New York, other than the principal office, or at the principal office of the corporation as herein designated, and meetings of the directors may be held outside of the State of New York at such place or places as may from time to time be designated in the by-laws or by resolution of the Board of Directors.

                    (b)   All corporate powers except those which by law expressly require the consent of the stockholders shall be exercised by the Board of Directors.

                    (c)   The Board of Directors shall have power from time to time to fix and determine and vary the amount of the working capital of the corporation and to direct and determine the use and disposition of any surplus or net profits over and above the capital stock paid in, and in its discretion, the Board of Directors may use and apply any such surplus or accumulated profits in purchasing or acquiring bonds or other obligations of the corporation or shares of its own capital stock, to such extent and in such manner and upon such terms as the Board of Directors shall deem expedient,  but any shares of such capital stock so purchased or acquired may be resold unless such shares shall have been retired in the manner provided by law for the purpose of decreasing the corporation’s capital stock.

                    (d)   Any one or more or all of the directors may be removed, either with or without cause, at any time, by the vote of the stockholders holding a majority of the stock of the corporation, at any special meeting, and thereupon the term of each director or directors, who shall have been so removed shall forthwith terminate, and there shall be a vacancy or vacancies in the Board of Directors, to be filled as provided in the by-laws.

                    (e)   No contract or other transaction between the corporation and any other corporation shall be affected or invalidated by the fact that any one or more of the directors of this corporation is or are interested in or is a director or officer, or are directors or officers of such other corporation, and any director or directors, individually or jointly, may be a party or parties to or may be interested in any contract, or transaction of this corporation or in which this corporation is interested and no contract, act or transaction of this corporation, with any person or persons, firms or corporations, shall be affected or invalidated by the fact that any director or directors of this corporation is a party, or are parties to, or interested in such contract, act or transaction, or in any way connected with such person or persons, firm or association, and each and every person who may become a director of this corporation is hereby relieved from any liability that might otherwise exist, from contracting with the corporation for the benefit of himself, or any firm, or corporation in which he may be in anywise interested.

                    Subject always to by-law made by the stockholders, the Board of Directors may make by-laws and from time to time may alter, amend or repeal any by-laws, but any by-laws made by the Board of Directors may be altered or repealed by the stockholders.

                    EIGHTH:   No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue, or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities or obligations of the corporation, whether or not hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporation and associations, and for such lawful consideration, and on such terms as the Board of Directors in its discretion may determine without first offering the same, or any thereof, to any said holder. Without limiting the generality of the foregoing stated denial of any and all preemptive rights, no holder of shares of any class of the corporation shall have any preemptive rights in respect of the matters, proceedings, or transactions specified in subparagraphs (1) to (6), inclusive, of paragraph (e) of Section 622 of the Business Corporation Law.

                    4.     The foregoing amendments to, and restatement of, the Certificate of Incorporation were authorized by the affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of the shareholders, duly called and held on the 18th day of November, 1976, a quorum being present.

                    IN WITNESS WHEREOF, this Certificate has been subscribed this 18th day of November, 1976, by the undersigned, who affirm that the statements made herein are true under the penalties of perjury.

/s/ Seymour Mann
Seymour Mann

/s/ Arnold Frankel
Arnold Frankel